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                                                                Exhibit 23.1

                     [Bannon & Company, P.C. Letterhead]

                       Consent of Independent Auditors

We consent to the use of our report dated February 8, 2005, with respect to the combined balance sheet of Royal Institutional Services, Inc. and its affiliate, The Surgi-Pack Corporation, as of December 31, 2004, and the related combined statements of income and retained earnings, and cash flows and the notes to financial statements for the year then ended, which report appears in the Form 8-K/A of Angelica Corporation dated June 23, 2005.



/s/ Bannon & Company, P.C.

Certified Public Accountants
Worcester, Massachusetts

June 23, 2005